EXHIBIT 10.64

INVESTMENT BANKING AND ADVISORY SERVICES AGREEMENT

THIS AGREEMENT, made and entered into this 31st day of May, 2006 by and between FAE Holdings, Inc. (“FAEH”) hereinafter also referred to as “Investment Banker or IB”, and Cord Blood America, Inc. (“hereinafter also referred to as the “Company”), collectively known as the “Parties”.

WHEREAS, the Company desires to retain and IB desires to provide services more further described as consulting and other general services to be provided to the Company and;

WHEREAS, the Company and IB desire to clarify their respective rights and responsibilities in writing and to be confirmed by same.

NOW, THEREFORE, it is agreed upon as follows:

Retention

The Company hereby retains IB to perform non-exclusive consulting services related to Company acquisitions, Company restructuring, merger candidates, corporate finance, mergers, and other matters as related to the above transactions, as needed.  IB hereby accepts such retention and shall undertake reasonable efforts to perform for the Company the duties described herein.  In this regard, subject to the terms hereof, IB shall devote such time and attention to the business of the Company, as shall be determined by IB.

IB agrees to the extent reasonably required in the conduct of the business of the Company, and at the Company’ request, to place at the disposal of the Company its judgement and experience and to provide business development services to the Company, including, without limitation, the following:

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Assist in providing eligible merger candidates in accordance with the needs and investment objectives of Company;

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Assist in potential financing and requirements, including private placements or equity capital transactions;

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Assist in potential mergers and acquisitions;

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Provide qualified merger candidates to the Company;

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Provide advice with respect to corporate finance matters including, without limitation, changes in capitalization and corporate structure.

Term/Renewal/Termination

The term of this agreement shall be for a period of twelve months (12) beginning on the mutual signing of this agreement and terminating on the twelfth month anniversary, unless extended in writing.  Both parties reserve the right to render this Agreement canceled, null and void with thirty (30) days written notice to the other party, provided all costs and compensation associated with this Agreement have been paid current to IB.

Expenses & Costs

IB shall be compensated for pre-approved standard out-of-pocket costs, such as travel, lodging, shipping, photocopies, etc., upon presentation to the Company, and only after the Company’s pre-approval on any scheduled trips, meetings, expenses, etc.

Compensation

It is agreed upon by the parties that IB acting on behalf of the Company will endeavor to provide the Company with financing as needed by the Company, and at the Company’ direction. In the event that the IB secures any type of financing for the company, the IB shall be entitled to a fee equal to three and a half (3.5%) of the gross amount of funds provided to the company.  IB’s fees will be independent of any other type of fees imposed, if any, by any third party performing the financing, i.e. closing fees, transaction fees, doc. stamps, etc. In addition, IB shall be entitled to a fee equal to Two Percent (2%) of any equity transaction introduced by the IB or any third parties introduced by IB.  Such fee shall be payable in the form of equity, such equity in the form of restricted shares of the company, with full registration rights.

Notice

All notices must be in writing and sent to the following addresses:

For the Company to:

Cord Blood America, Inc.

9000 W. Sunset Blvd. Suite 400

Los Angeles, CA 90069

For IB to:

FAE Holdings, Inc.

611 S. Ft. Harrison, #317

Clearwater, FL 33756

Miscellaneous

Further Assurance.  Each of the parties shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

Successors.  The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees and indemnitees of each of the parties of this Agreement.

Independent Counsel.  Each of the parties to this Agreement acknowledges and agrees that it has independent counsel of its own choice, and each has executed this Agreement fully understanding the provisions of this Agreement, its terms and conditions, and executes this Agreement of its own free choice without reference to any representations, promises or expectations not set forth herein.

Integration.  This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten.  Each of the parties to this Agreement acknowledges that no other party, nor any agent and attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited herein above.

Attorneys Fees.  In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys’ fees and other costs and expenses by the other parties to this dispute.

Context.  Wherever the context so requires:  the singular number shall include the plural;  the plural shall include the singular.

Captions.  The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

Severance.  If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither shall provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

Counterparts.  This Agreement may be executed in any number of counterparts.

Expenses Associated with any dispute arising out of this Agreement.  Each of the parties hereto agrees to bear its own costs, attorneys’ fees and related expenses associated with any dispute arising out of this Agreement.

Arbitration.  Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in Clearwater, Florida.  All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association (“AAA”).  AAA shall designate a panel of three arbitrators from an approved list of arbitrators following both parties’ review and deletion of those arbitrators on the approved list having a conflict of interest with either party.  Each party shall pay its own expenses associated with such arbitration (except as set forth in Section “Attorneys” above).  A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.  The decision of the arbitrators shall be rendered within sixty (60) days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration.  The decision of the arbitrator shall be binding upon the parties and judgement in accordance with that decision may be entered in any court having jurisdiction thereof.

Assignment.  The Company shall have no right to assign this Agreement or any obligations created hereby unless IB expressly approves the assignment in writing.  IB shall have the right to assign any or all of its rights and obligations under this contract to any third parties, provided such assignment has first obtained the written consent of the Company.

Authority to Bind.  A responsible representative or officer of the Company has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of the Company to execute it.

Non-Circumvention.  Company shall not pursue any financial relationship for Company’ direct benefit or indirectly for the benefit of related parties with any entity introduced by IB from the date of initial contract of the parties and lasting for a period of two (2) years after the termination of IB’s Services without the written consent of the introducing party.  Should IB be circumvented by Company, IB shall be paid a closing fee of fifty percent of the total value of consideration realized by Company on the date such transaction transpires.

Confidentiality & Proprietary Information.  The parties recognize that Florida Statutes provide for the definition of Trade Secrets and proprietary information.  Each party specifically agrees that it will refrain from disclosing, converting or misappropriating clients of whatever nature, one from the other.  It is recognized that the statutory damages shall prevail in an action at law in the event of breach hereof and that both parties are free to pursue equitable remedies including but not limited to injunctive relief in the event of same being violated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

FOR THE COMPANY:	FOR FAE HOLDINGS, INC.

By:_________________________	By:_______________________________
Matt Schissler, Chairman/CEO	William O’Callaghan, Managing Director

By: ________________________
Sandra Smith, CFO